Exhibit 99.1
EDAC TECHNOLOGIES ANNOUNCES PROPOSED ACQUISITION OF REPAIR BUSINESS UNIT
FARMINGTON, Conn., December 5, 2007 — EDAC Technologies Corporation (NASDAQ: EDAC) announced today that it has entered into an asset purchase agreement with MTU Aero Engines North America, Inc. (“MTU”). Under the agreement, EDAC Technologies will purchase the assets of MTU’s Repair Business Unit, including its facility located at 35 Holland Drive in Newington, Connecticut. MTU’s Repair Business Unit is engaged in precision machining for the maintenance and repair of selected components in the aircraft engine industry. MTU’s Repair Business Unit has 11 employees, and EDAC intends to offer employment to each of them.
     Dominick A. Pagano, President and Chief Executive Officer of EDAC Technologies, said, “We are clearly excited about this acquisition. It permits us to further diversify our core Aerospace business to adjacent markets and is consistent with our long term growth plan.”
     The acquisition, which is subject to various normal closing conditions, is expected to close by the end of this year.
About EDAC Technologies Corporation
EDAC Technologies Corporation is a diversified manufacturing company primarily offering (i) design and manufacturing services for the aerospace industry in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines (ii) high-precision fixtures, gauges, dies and molds and (iii) the design, manufacture and repair of precision spindles, which are an integral part of numerous machine tools found in virtually every manufacturing environment.
Cautionary Statement Regarding Forward Looking Statements — this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company uses words such as “plans,” seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company’s products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company’s competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.